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                                                                 Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         WORLDGATE COMMUNICATIONS, INC.

         WORLDGATE COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify that:

                                    FIRST: The name of the Corporation is
                  WorldGate Communications, Inc. (hereinafter, the
                  "Corporation").

                                    SECOND: The address of the Corporation's
                  registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, in the county of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                    THIRD: The purpose of the Corporation is to
                  engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                    FOURTH: The amount of total authorized
                  capital stock of the Corporation is 63,500,000 shares, divided into 50,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 13,500,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

                                            (a) COMMON STOCK.

                                               (i) All outstanding shares of
                  Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation.

                                               (ii) When, as and if dividends or
                  distributions are declared on outstanding shares of Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to share equally in such dividends and distributions.

                                               (iii) Upon any liquidation,
                  dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Common Stock shall be entitled to share equally in the assets of the Corporation to be distributed among the holders of shares of Common Stock.

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                                               (iv) The holders of outstanding
                  shares of Common Stock shall have the right to vote on (or, as provided by law, take action by consent with respect to) the election and removal of the directors of the Corporation and on, and with respect to, all other matters to be voted on or consented to by the stockholders of the Corporation, and each holder shall be entitled to one vote for each share of Common Stock held.

                                            (b) PREFERRED STOCK. The Board of
                  Directors shall have the authority at any time and from time to time, by resolution, to divide the Preferred Stock into classes and into series within any class or classes, and to determine the designation and the number of shares of any class or series and the relative rights, powers, preferences, qualifications, restrictions and limitations of the shares of any class or series.

                                    FIFTH: In furtherance and not in limitation
                  of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as specifically otherwise provided therein.

                                    SIXTH: A director of the Corporation shall
                  have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the DGCL, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this paragraph SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                    SEVENTH: Whenever a compromise or
                  arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the

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                  court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

         IN WITNESS WHEREOF, WorldGate Communications, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer as of this 14th day of April, 1999.

                                      WORLDGATE COMMUNICATIONS, INC.

                                      By:  /s/ Randall J. Gort
                                          -------------------------------------
                                      Name:   Randall J. Gort
                                      Title:  Vice President, General Counsel
                                              and Secretary















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